EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
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For:  MAF Bancorp, Inc.                Contact:  Jerry Weberling, EVP and
      55th Street & Holmes Avenue                   Chief Financial Officer
      Clarendon Hills, IL 60514                  (630) 887-5999

      www.mafbancorp.com                         Michael J. Janssen
      ------------------                            Senior Vice President
                                                 (630) 986-7544


                       MAF BANCORP ANNOUNCES COMPLETION OF
                       CHESTERFIELD FINANCIAL CORP. MERGER

Clarendon Hills, Illinois, November 1, 2004 -- MAF Bancorp, Inc. (MAFB) announced today that it has completed its acquisition of Chesterfield Financial Corp. (CFSL), previously announced on June 5, 2004. In the transaction, each share of Chesterfield Financial common stock has been converted into the right to receive $20.48 and 0.2536 shares of MAF Bancorp common stock. The aggregate transaction value, including stock options, totals approximately $128.5 million, represented by $85.8 million in cash and approximately 983,000 shares of MAF Bancorp common stock.

As part of the transaction, Chesterfield Federal Savings and Loan Association of Chicago, a wholly-owned subsidiary of Chesterfield Financial, has been merged into Mid America Bank, a wholly-owned subsidiary of MAF Bancorp. The merger provides Mid America with three additional locations, in the Beverly neighborhood of Chicago as well as in suburban Palos Hills and Frankfort, Illinois. The data processing conversion is currently scheduled for the weekend of November 6-7, 2004, after which time customers of Chesterfield will be able to take full advantage of Mid America's branch locations throughout Chicago, along with a wide array of financial products and services.

MAF, which is headquartered in Clarendon Hills, Illinois, has total assets and deposits following the Chesterfield merger of approximately $9.7 billion and $5.9 billion, respectively. Mid America operates a network of 71 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.